Exhibit 10.7

Lucid, Inc.

PROMISSORY NOTE

Rochester, New York

March 24, 2011

For value received, LUCID, INC., a New York Corporation (the “Company”), promises to pay to the Jay M. Eastman, 70 Van Voorhis Road, Pittsford, New York 14534 (the “Holder”) the principal in the sum of forty thousand four hundred fifty seven and 00/100 ($40,457.00), in lawful money of the United States, upon the earlier to occur of: (i) 30 days following the closing of the Company’s next round of financing for an amount in excess of Eight Million Dollars ($8,000,000.00), (the “Equity Round”) or (ii) January 1, 2012 (the “Maturity Date”).  Interest at a rate of 6% per annum on said Principal shall be paid in arrears upon the Maturity Date.

1.             Prepayment.  The Company may at any time prepay in whole or in part the principal sum, plus accrued interest to date of payment of this Note, without premium or penalty.

2.             Waiver and Amendment.  The terms of this Note cannot be changed, nor may this Note be discharged in whole or in part, except by a writing executed by both the Company and the Holder.  In the event that the Holder accepts partial payments of this Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Note at any time in accordance with the terms hereof.  Any delay or omission by the Holder in exercising any rights hereunder shall not operate as a waiver of such rights.

3.             Default.  Upon the occurrence of any of the following events of default:

a.             Failure of the Company to make any payment due on this Note within 45 days after the same becomes due and payable, or

b.             The Company shall commence any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for acquiesce in, or consent to, the appointment of a receiver or trustee of the Company or for all or a substantial part of the property of the Company, or the Company shall make an assignment for the benefit of creditors or the Company shall admit in writing its inability to pay its debts as they mature; or

c.             There shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and any such proceeding shall remain undismissed for a period of 90 days or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or receiver or trustee shall be appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of 90 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company and the same shall not be dismissed or bonded within 90 days after levy;

then, and in any such event, the entire unpaid principal amount of the Note together with accrued and unpaid interest thereon, shall become due and payable without presentment, demand, protest, or notice of any kind, all of which are expressly waived.

4.             Collection.  The Company on demand shall pay all expenses of the Holder, including without limitation reasonable attorneys’ fees, in connection with enforcement and collection of this Note.

5.             Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below.  Any party hereto may by notice so given change its address for future notices hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

6.             Assignment.  This Note shall not be assignable.

7.             Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

8.             Headings, References.  All headings used herein are used for the convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to sections refer to sections hereof.

IN WITNESS WHEREOF, the Company has caused this Note to be signed and its seal affixed to this Note as of the date first above written.

LUCID, INC.

by:	/s/ Marcy K. Davis-McHugh
Marcy K. Davis-McHugh
Chief Operating Officer

Addresses of the Parties to a Promissory Note dated 24 March 2011

Jay M. Eastman

70 Van Voorhis Road

Pittsford, New York 14534

Lucid, Inc.

2320 Brighton Henrietta Town Line Road

Rochester, New York 14623

Attn: Marcy K. Davis-Mc Hugh

Chief Operating Officer